Ex 28.e.i

PLACEMENT AGENT AGREEMENT

THIS AGREEMENT made as of March 20, 2018, by and between Advisers Investment Trust (the “Trust”), on behalf of the NTAM Treasury Assets Fund (collectively with the Trust as, “Fund”), and Foreside Financial Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (“Placement Agent”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund desires to retain Foreside as placement agent in connection with the offering and sale of the shares (the “Shares”) of the Fund;

WHEREAS, Northern Trust Investments, Inc. (the “Investment Adviser”) serves as the investment adviser to the Fund;

WHEREAS, the Shares have not been registered under the Securities Act of 1933 (as amended, the “1933 Act”) and it is intended that the Shares shall not be required to be registered under the 1933 Act by virtue of the exemption afforded by Regulation D;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the prospectus of the Fund (as amended from time to time, the “Prospectus”);

WHEREAS, the Fund desires to retain the Placement Agent to advise, consult with and assist the Fund with the private placement of the Shares; and

WHEREAS, this Agreement has been approved by a vote of the Fund’s Board of Trustees (the “Board”) and its disinterested Trustees in conformity with Section 15(c) of the 1940 Act.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1.    OFFERING OF SHARES; PLACEMENT AGENT’S DUTIES

(A) Placement Agent is hereby authorized to act as agent of the Fund for the placement of the Shares during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). The Fund shall accept investors who meet the eligibility standards set forth in the Prospectus, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”). The provisions of this paragraph do not obligate Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Placement Agent to sell any particular number of Shares.

(B) The Placement Agent shall devote such time and personnel as it, in its discretion, deems appropriate, and shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(C) The Placement Agent agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature. The Placement Agent agrees to furnish to the Fund and the Investment Adviser any comments provided by regulators with respect to such materials.

(D) This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(E) All subscriptions for Shares shall be directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Prospectus. The Fund shall give notice of such determination to the individual subscriber. No interest will be paid to subscribers on rejected subscriptions.

(F) The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Shares under any subscription is not consummated due to any action or omission of the subscriber, the Fund, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent. The Placement Agent shall not have any obligation to purchase any of the Shares as principal under any circumstances.

(G) Placement Agent agrees that it will not conduct a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Shares.

(H) The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Prospectus, applicable laws and regulations, and the terms of this Agreement.

SECTION 2.    COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(A) With respect to their respective activities under this Agreement, Placement Agent and the Fund each agree that it will comply with the applicable requirements of (i) the 1933 Act (including Regulation D), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) with respect to Placement Agent, with all applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Shares shall cause the exemption from registration of the Shares under the 1933 Act provided by Regulation D to become unavailable.

Placement Agent acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Prospectus or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Shares (all such materials except the Prospectus being collectively referred to as “Related Offering Materials”).

(B) Shares in the Fund will be offered on a private placement basis to Eligible Investors only. Neither the Fund nor any person acting on its behalf, shall offer or sell Shares by any form of general solicitation or general advertising.

(C) The Fund shall prepare the Prospectus and the application for Shares to be used in connection with all subscriptions (the “Subscription Application”). During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(D) The Fund shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(E) The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Shares in jurisdictions where Shares are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in connection with its services hereunder, including applicable rules of FINRA.

(F) The Fund agrees that no Shares shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless:

(i) The Fund obtains prior written approval from Placement Agent.

(ii) The Fund notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Placement Agent may reasonably deem relevant.

(iii) The Fund shall certify to Placement Agent that, based on the activity of registered representatives in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Shares in the applicable foreign jurisdiction including registration of such Shares, if required. The Fund must also provide Placement Agent with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Placement Agent with respect to that foreign jurisdiction.

(iv) Placement Agent reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

SECTION 3.    STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices or filings are made, that are necessary for the purposes of achieving an exemption from registration of the Shares under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

The Fund or the Investment Adviser shall advise Placement Agent from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Placement Agent, the Fund or the Investment Adviser shall provide evidence of qualification of Shares in each applicable state or jurisdiction. The Fund shall ensure that any individual who solicits Eligible Investors in the Fund is appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

SECTION 4.    INDEPENDENT AGENT

In performing its duties hereunder, Placement Agent shall be regarded as an independent agent. Except as specifically contemplated by Section 1(A) of this Agreement, Placement Agent shall not have any right or authority to create any obligations of any kind on behalf of either the Fund or the Investment Adviser and shall make no representation to any third party to the contrary. Placement Agent may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Placement Agent shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Placement Agent in the course of so doing.

SECTION 5.    CONFIDENTIALITY

(A) Placement Agent agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, Placement Agent may (i) provide information to Placement Agent’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the

Fund; (ii) identify, if approved in writing by the Investment Adviser, the Investment Adviser as a client of Placement Agent for Placement Agent’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Placement Agent may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority; provided, further, however, that, in such event, Placement Agent shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information.

(B) Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Placement Agent before receipt thereof from or on behalf of the Fund or the Investment Adviser; (ii) information that is disclosed to Placement Agent by a third person whom Placement Agent reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund or the Investment Adviser; (iii) information that becomes generally available to the public without violation of this Agreement by Placement Agent; or (iv) information that is independently developed by Placement Agent, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s or the Investment Adviser’s information.

SECTION 6.    TERMINATION

(A) This Agreement shall become effective as of the date first set forth above and shall remain in effect until the second anniversary thereof. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Board of Trustees, including the vote of a majority of the Board of Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund.

(B) After this Agreement is effective, any party may terminate it (with or without cause) by at least thirty (30) days’ advance written notice to the other parties. Without limiting the generality of the foregoing, Placement Agent’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice. The provisions of Sections 5, 9, and 11 shall survive any termination of this Agreement. This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

SECTION 7.    REPRESENTATIONS OF PLACEMENT AGENT

Placement Agent represents and warrants to the Fund that:

(A) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(B) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(C) All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(D) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(E) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Placement Agent, enforceable against Placement Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(F) It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, and it will notify the Fund and the Investment Adviser if its registration with the SEC or FINRA is terminated or suspended.

SECTION 8.    DUTIES AND REPRESENTATIONS OF THE FUND

(A) The Fund shall furnish to Placement Agent copies of the Prospectus and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Placement Agent in connection with its activities hereunder. The Fund shall make available to Placement Agent the number of copies of such materials as Placement Agent shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Placement Agent does not assume responsibility for the accuracy or completeness of the Prospectus and supplements or amendments thereto.

(B) The Fund represents and warrants to Placement Agent that:

(i) It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii) It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv) Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Shares in the Fund.

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) The Shares have not been and will not be registered under the 1933 Act or the Blue Sky Laws of any state of the United States or any other jurisdiction. The Shares have been authorized for sale as contemplated by the Prospectus. Once payment is received, the Shares issued will conform to the description contained in the Prospectus, as amended or supplemented. The offer and sale of the Shares in the manner contemplated by this Agreement and the Prospectus will be exempt from the registration requirements of the 1933 Act pursuant to Regulation D. All statements of fact contained or to be contained in the Prospectus are or will be true and correct in all material respects at the time indicated and the Prospectus will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(vii) The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(viii) The Shares will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(F) of this Agreement; and

(ix) The Shares will be offered and sold only to Eligible Investors.

(C) The Fund shall, at its expense, amend or supplement the Prospectus if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Prospectus or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Placement Agent promptly (i) upon discovery of any untrue statement of a material fact in the Prospectus or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware or should be aware, that results in the Prospectus containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading.

The Fund shall not amend the Prospectus without giving Placement Agent notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Prospectus as the Fund may deem advisable.

(D) The Fund shall advise Placement Agent promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Prospectus or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Prospectus or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or should be aware, that makes untrue any statement made in the Fund’s then current Prospectus or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) any litigation or written threat of litigation, of which the Fund is aware or should be aware, by any person relating to the offering of Shares.

(E) Subject to the duties assigned to Placement Agent under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Prospectus, the Subscription Application, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the private placement of Shares in accordance with Regulation D under the 1933 Act; (ii) the 1940 Act, and rules thereunder, and (iii) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Shares as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Prospectus provided to Placement Agent by the Fund.

(F) Except as otherwise expressly provided in this Agreement, Placement Agent shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Prospectus, the Subscription Application, any Related Offering Materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Placement Agent expressly consents thereto in advance in writing. The Fund will submit to Placement Agent for approval prior to use (solely with respect to disclosures about Placement Agent), the Prospectus, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Placement Agent is mentioned.

(G) The Fund represents that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

SECTION 9.    INDEMNIFICATION

(A) The Fund shall indemnify, defend and hold the Placement Agent, its affiliates and each of their respective members, managers, trustees, officers, employees, representatives and any person who controls or previously controlled the Placement Agent within the meaning of Section 15 of the 1933 Act (collectively, the “Placement Agent Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Placement Agent Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Placement Agent serving as placement agent of the Fund pursuant to this Agreement; (ii) the Fund’s breach of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Fund’s obligation to indemnify any of the Placement Agent Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Placement Agent and furnished to the Fund or its counsel by the Placement Agent in writing and acknowledging the purpose of its use. In no event shall anything contained herein be so construed as to protect the Placement Agent against any liability to the Fund or its shareholders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(B) The Fund’s agreement to indemnify the Placement Agent Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Placement Agent Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Placement Agent Indemnitee, unless the failure to give notice does not prejudice the Fund. Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 9(A).

(C) The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Placement Agent, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Placement Agent Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Placement Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Placement Agent Indemnitee(s), the Fund will reimburse the Placement Agent Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Placement Agent and them. The Fund’s indemnification agreement contained in Sections 9(A) and 9(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Placement Agent’s benefit, to the benefit of each Placement Agent Indemnitee.

(D) The Fund shall advance attorney’s fees and other expenses incurred by a Placement Agent Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 9 to the maximum extent permissible under applicable law.

(E) The Placement Agent shall indemnify, defend and hold the Fund, its affiliates, and each of their respective trustees, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Placement Agent’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Placement Agent’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Placement Agent in writing. In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Placement Agent to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(F) The Placement Agent’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Placement Agent’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or telegram addressed to the Placement Agent’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Placement Agent. The failure so to notify the Placement Agent of any such action shall not relieve the Placement Agent from any liability which the Placement Agent may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Placement Agent’s indemnity agreement contained in this Section 9(E).

(G) The Placement Agent shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by the Placement Agent and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. In the event the Placement Agent elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Placement Agent does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Placement Agent or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Placement Agent and the Fund Indemnitee(s), the Placement Agent will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them. The Placement Agent’s indemnification agreement contained in Sections 9(E) and 9(F) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

(H) No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

(I) No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

SECTION 10.    COMPENSATION AND EXPENSES

(A) The Fund acknowledges that Placement Agent will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Placement Agent and reimburse certain expenses of Placement Agent in consideration of services provided by Placement Agent to the Investment Adviser with respect to the Fund.

(B) The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its Prospectus, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Shares for offer and sale under Regulation D and under all relevant Blue Sky Laws; (iii) the furnishing to Placement Agent of copies of the Fund’s Prospectus and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Placement Agent, in such quantities as may be reasonably requested by Placement Agent, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Placement Agent as set forth in this Agreement.

(C) As between Placement Agent and the Fund, Placement Agent shall pay all expenses relating to its broker-dealer qualification.

SECTION 11.    MISCELLANEOUS

(A) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(B) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(C) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(D) The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(E) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(F) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(G) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(H) Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Placement Agent or the Fund, as the case may be. Notice shall be given to each party at the following addresses:

If to Placement Agent:

Foreside Financial Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Attn: Legal Department

Fax: (207) 553-7151

If to the Fund:

Advisers Investment Trust

Barbara J. Nelligan, President

50 South LaSalle Street

Chicago, IL 60603

With a copy to:

The Northern Trust Company

Attn: Legal Department- Asset Management

50 South LaSalle Street

Chicago, IL 60603

(I) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(J) No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

FORESIDE FINANCIAL SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark A. Fairbanks, Vice President

PLACEMENT AGENT AGREEMENT

EXHIBIT A

List of Funds

NTAM Treasury Assets Fund